
Manas Petroleum Corporation
(USA)
100%
DWM Petroleum AG
(Switzerland)
100%
Manas Petroleum AG
(Switzerland)
100%
Manas Management
Services Ltd.
(Bahamas)
1%
99%
31.7%
Petromanas
Energy Inc.
(Canada)
25%
CJSC South
Petroleum Company
(Kyrgyzstan)
90%
CJSC Somon Oil
Company
(Tajikistan)
100%
Gobi Energy
Partners GmbH
(Switzerland)
100%
Gobi Energy
Partners LLC
(Mongolia)
Manas limitada
(Chile)
100%
Petromanas
Albania GmbH
(Switzerland)
100%
Petromanas
Albania GmbH
(Albania)